UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2018

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California		94545
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 7, 2018, Aradigm Corporation (the “Company”) received written notice from The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that the Company no longer complied with Nasdaq Listing Rule 5550(b)(2) (the “Rule”), as it had not maintained a minimum Market Value of Listed Securities (“MVLS”) of $35 million for 30 consecutive business days. In accordance with the Nasdaq Listing Rules, the Company was provided with a period of 180 calendar days, or until September 4, 2018, in which to regain compliance by evidencing a MVLS of $35 million or more for a minimum of ten consecutive business days.

On September 5, 2018, the Company received written notification from the staff of the Listing Qualifications Department of Nasdaq indicating that, as the Company had not regained compliance with the Rule, the Company’s securities will be subject to delisting and trading in the Company’s common stock will be suspended as of the opening of business on September 14, 2018 unless the Company timely requests a hearing to appeal the delisting determination. A hearing request will stay the suspension and delisting of the Company’s securities pending the decision of the Nasdaq Hearings Panel. The Company intends to request a hearing to appeal the delisting determination and is currently evaluating available options to regain compliance with the Nasdaq Listing Rules. There can be no assurance that the Company will be successful in regaining compliance with the Nasdaq Listing Rules and maintaining the listing of the Company’s common stock on Nasdaq.

The Company’s common stock will continue to trade on Nasdaq under the symbol “ARDM” through the period prior to the conclusion of the hearing process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: September 10, 2018	By:	/s/ John Siebert
Name: John Siebert
Title: Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer